Exhibit 99.1

Montpelier Appoints Christopher Harris as Chief Executive Officer

HAMILTON, Bermuda March 13, 2008 — (BUSINESS WIRE) — Montpelier Re Holdings Ltd. (“the Company”) (MRH) today announced the appointment of Christopher L. Harris as Chief Executive Officer, effective July 1, 2008.

Mr. Harris joined Montpelier in 2002, shortly after the Company’s formation, as Chief Actuary and was later named Chief Underwriting and Risk Officer in 2006, and President, effective January 1, 2008.  Mr. Harris has 18 years of industry experience in a variety of underwriting, actuarial and risk management positions.  Mr. Harris succeeds Anthony Taylor who, as previously announced, will assume the role of Executive Chairman until December 2009.

Commenting on the appointment, Mr. Taylor said: “Chris has demonstrated that he is a truly talented insurance leader who has not only a full understanding of underwriting strategy and portfolio and risk management but also an astute strategic mind.  Chris was a key player in leading us through an admittedly tough period following the hurricanes of 2005 and has positioned the Company well to take advantage of opportunities ahead.  He was the obvious choice to lead Montpelier going forward.”

The Company further announced that Mr. Harris has entered into a new Service Agreement effective July 1, 2008, which secures his services as President and Chief Executive Officer for three years, and which may be extended thereafter by mutual agreement.

Pursuant to its succession plan the Company announced a number of other promotions, also effective July 1, 2008, including the appointments of David Sinnott as Chief Underwriting Officer and Timothy Aman as Chief Risk Officer.

Mr. Sinnott joined Montpelier’s Bermuda office in 2002 and has been the Company’s Chief Reinsurance Officer since May 2005.  He has 25 years of reinsurance underwriting, risk management and capital markets experience.  Prior to joining Montpelier, Mr. Sinnott worked for PartnerRe, Tempest Reinsurance, General Re and Morgan Stanley.

Mr. Aman joined Montpelier in August 2007 as a Senior Vice President and Risk Management Officer.  As Chief Risk Officer he will assume responsibility for all risk management activities across the Montpelier Group.  He has 19 years of actuarial, cat modeling, risk management, reinsurance broking and underwriting experience.  Prior to joining Montpelier, Mr. Aman spent 11 years at Guy Carpenter, most recently as Managing Director for the Latin America & Caribbean region.

In addition, it was announced that Paul Larrett will assume the role of Chief Treaty Underwriter of Montpelier Reinsurance Ltd., the Company’s Bermuda based underwriting subsidiary, effective July 1, 2008.

Mr. Larrett joined Montpelier’s Bermuda operations in October 2003 and was responsible for underwriting the Company’s specialty treaty account.  He has 17 years of industry experience including previous employment at Danish Re, Copenhagen Re and Wellington Syndicates Ltd.

Commenting on the appointments of Messrs. Sinnott, Aman and Larrett, Mr. Harris said: “These appointments highlight the depth of our management team and provide the Company with solid underwriting and risk management leadership as we look to further build on our successes.”

About Montpelier Re

Through our operations in Bermuda, the US and Europe, the Montpelier Group provides customized, innovative, and timely reinsurance and insurance solutions to the global market. For further information about Montpelier Re, please visit our website at www.montpelierre.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Montpelier Re may from time to time make, written or oral “forward-looking” statements within the meaning of the United States (the “U.S.”) federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. All forward-looking statements are based upon current plans, estimates and projections.  Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plan of our new insurance and reinsurance initiatives effectively, including the integration of those operations into our existing operations; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. These and other events that could cause actual results to differ are discussed in detail in “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2007, which we have filed with the Securities and Exchange Commission.

Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Source: Montpelier Re Holdings Ltd.

Contact: Montpelier Re Holdings Ltd. Investors: William Pollett, 441-297-9576 SVP & Treasurer